WORTHY FINANCIAL, INC.

ANNUAL REPORT

4400 N. Federal Highway

Suite 210-12

Boca Raton, FL 33432

561-948-0108

www.worthy.us

THE COMPANY

Worthy Financial, Inc. was formed on February 24, 2016 as a Delaware corporation. We were organized to create a “Worthy Community,” focusing on peer financing and secured lending, which we are initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. For additional information on our company, please see the section entitled “The Company and Its Business.”

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	1

RISK FACTORS	2

THE COMPANY AND ITS BUSINESS	7

THE TEAM	10

OWNERSHIP AND CAPITAL STRUCTURE; RIGHTS OF THE SECURITIES	12

FINANCIAL STATEMENTS AND FINACNIAL CONDITION; MATERIAL INDEBTEDNESS	14

PLAN OF OPERATIONS	17

REGULATORY INFORMATION	18

FINANCIAL STATEMENTS	F-1

This Annual Report on Form C-AR is dated April 22, 2019.

When used herein, the terms “we,” “us,” “ours,” “WFI,” and the “Company” refers to Worthy Financial, Inc., a Delaware corporation, our wholly-owned subsidiary Worthy Peer Capital, Inc., a Delaware corporation (“Worthy Peer”), and its wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company (“Worthy Lending”). The information which appears on our websites at www.worthy.us, www.worthybonds.com and www.worthylending.com is not part of this annual report.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us.  Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this annual report. You should read this annual report and the other documents that we have filed with the U.S. Securities and Exchange Commission (“SEC”), completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this annual report speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

RISK FACTORS

We are an early stage company with a history of losses which we expect to continue.

The Company is currently not profitable. The Company expects that it will lose money in the foreseeable future, and we may not be able to achieve profitable operations. In order to achieve profitable operations, we will need to raise significant proceeds from the sale of Worthy Bonds and effectively deploy those proceeds by making secured loans or other permissible investments that provide a sufficient return to pay the interest payments on the Worthy Bonds, fund our operating expenses and generate a net profit. The Company cannot be certain that its business will be successful or that it will generate significant revenues and become profitable. An investment in the Company is highly speculative, and no assurance can be given that the stockholders will realize any return on their investment or that they will not lose their entire investment.

There is substantial doubt about our ability to continue as a going concern.

In 2018 we generated net losses and had cash used in operations of approximately $805,000 and $605,000, respectively. At December 31, 2018 we had a working capital deficit, shareholder’s deficit and accumulated deficit of $1,101,764, $316,728 and $1,273,447, respectively. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited consolidated financial statements appearing later in this report have been prepared assuming that we will continue as a going concern. No assurances can be given that we will achieve success in selling any material amount of Worthy Bonds, or that our operations will provide sufficient revenues to cover interest payments on the Worthy Bonds and our operating expenses.

We may need to raise additional capital.

We may have substantial future cash requirements but no assured financing source to meet such requirements. To date, our revenues have been minimal and we do not presently generate sufficient revenues to pay the interest on the Worthy Bonds and fund our operating expenses. Our future capital requirements will depend on a number of factors, including our ability to generate sufficient “spread” between the interest rate on the Worthy Bonds and the interest Worthy Lending receives from loans and other permissible investments it makes using proceeds from the sale of Worthy Bonds. If adequate funds are not available, the Company may be required to delay or scale back its business plan.

We do not have a history upon which to evaluate the possible acceptance of our Worthy App.

We introduced the Worthy App in May 2016 and to date we do not have significant experience to predict if it will be well received and develop any meaningful user adoption.

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of the Worthy Bonds by Worthy Peer is subject to federal securities laws and the bonds are qualified by the SEC pursuant to Worthy Peer’s Regulation A offering statement. The distribution of the Worthy Bonds is also subject to the regulation by several states and Worthy Peer is registered as an issuer dealer in the State of Florida. The loans made by Worthy Lending are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

We may experience losses on the loans we make or other permissible investments by Worthy Peer.

While the loans Worthy Lending has made to date are secured by the assets of the borrowers, there is no assurance that general economic conditions or the specific business and financial condition of the borrower, will not result in loan defaults. In that event, we would incur the costs to foreclose on our secured interests and there are no assurances that the amount we may recover from the disposal of the assets will equal the amounts of the obligation and associated costs.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are satisfied by a total of 11 full time employees and independent contractors who provide a substantial portion of their time to us. We will need to expand our employee base as our company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	continue to sell Worthy Bonds;
•	expand the user base for the Worthy App;
•	increase the number and total volume of loans and other credit products extended to borrowers;
•	improve the terms on which loans are made to borrowers as our business becomes more efficient;
•	increase the effectiveness of our direct marketing and lead generation through referral sources;
•	successfully develop and deploy new products;
•	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
•	successfully navigate economic conditions and fluctuations in the credit market;
•	effectively manage the growth of our business; and
•	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We have only recently begun to make loans with the proceeds from the sale of the Worthy Bonds.

Worthy Lending made its first loan in September 2018 and as of April 15, 2019, we have six outstanding loans and other permissible investments. While we have identified several additional opportunities for investment in the proceeds, our lending history is limited.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Executive Vice President. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services. We currently do not have employment agreements with our executive officers.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that Worthy Peer falls within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent (not more than 40%) Worthy Peer may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) or 3(c)(5)(B) Worthy Peer will be required to register as an investment company, which could materially and adversely affect our business.

Holders of Worthy Bonds are exposed to our credit risk.

Worthy Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes bondholders will have an unsecured claim against us. Worthy Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that bondholders will recover any remaining funds. Moreover, bondholder claims may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

There is no public market for shares of our common stock, and none is expected to develop.

There is no public market for our common stock and the Company does not expect that such a market will develop in the near future. Securities offered and sold to the Company’s stockholders pursuant to Section 4(a)(6) were subject to certain restrictions on transfer for the one-year period following the sale. See “Restrictions on Transfer.” Shareholders may be unable to liquidate their investment immediately and should be prepared to hold their shares for at least one year, but potentially indefinitely.

THE COMPANY AND ITS BUSINESS

The Company was organized to create a “Worthy Community” which we are initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program.

We developed a mobile app, the Worthy App, for members of our potentially targeted community, which management believes is approximately 74,000,000 millennials, who spend more than $600 billion per year. The Worthy App seeks to monetize debit card, checking account linked credit card purchases and other checking account transactions by rounding up the purchase to the next whole dollar amount, which the member can thereafter use to purchase the Worthy Bonds being offered by Worthy Peer in its Regulation A+ offering which is described later in this section.

Procedurally, our members download the Worthy App and simply link their debit card or credit card to the Worthy App. Every time the member shops or completes any checking account transaction, the Worthy App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the member to use it to invest in the Worthy Bonds. The member’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00.

Members using the Worthy App can also make one time or recurring contributions to buy Worthy Bonds. Direct purchases of the Worthy Bonds may also be made independent of the Worthy App.

Through the Worthy App and Worthy’s website at www.worthy.us we may also provide access to services, which will be attractive to the Worthy Community and others, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling. Referral fees will be paid to us and shared with Worthy Peer.

In addition to the millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services to the benefits it provides to its hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Worthy Peer and Worthy Lending

Our business is primarily conducted through our Worthy Peer subsidiary, and its Worthy Lending subsidiary. Under its business model, we intend to generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we make or in which we participate and fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide at least 60% of our assets for (i) loans to manufacturers, wholesalers, and retailers secured by inventory and/or equipment; and (ii) purchase order financing. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income investments; and (iv) provide factoring financing, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

Subject to the limitations described above, we may also purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

We anticipate that Worthy Peer will generate fees from its ancillary services by agreement with us. These ancillary services will be from introducing its bond holders to providers of personal loans, refinanced student loans, and small business loans. Worthy Peer will receive 1/3 of the fees received by us. We are unable to anticipate the amount of the loans or the fees we will receive.

Worthy Bonds

In January 2018 Worthy Peer launched an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) under the terms of an offering circular that was initially qualified by the SEC on January 4, 2018. The Worthy Peer offering is an offering to the public of Worthy Bonds, with a total value of up to $50 million on a continuous basis. Purchases of Worthy Bonds can only be made pursuant to the terms of the offering circular which Worthy Peer has filed with the SEC. Proceeds from the sale of the Worthy Bonds will be used to fund loans and for general corporate purposes, including the costs of the offering. As of April 15, 2019, Worthy Peer has sold approximately $5,600,000 principal amount of Worthy Bonds.

The Worthy Bonds:

•	are priced at $10.00 each;
•	represent a full and unconditional obligation of our company;
•	bear interest at 5% per annum, subject to our option to increase the interest rate up to an additional 1% per annum;
•	have a term of three years, renewable at the option of the bond holder;
•	may be subject to a put by the holder at a 1% discount (if implemented, may be charged only if exercised during the first year and chargeable against accrued interest);[1]
•	are subject to a call by our company; and
•	are not payment dependent on any underlying small business loan.

The Worthy Bonds are not dependent upon any particular loan and remain at all times the general obligations of Worthy Peer.

Worthy Peer’s Loan Portfolio

Beginning in September of 2018, Worthy Peer began deploying the capital it had raised through the sale of Worthy Bonds. As of December 31, 2018 it had entered in to three loan receivable agreements for an aggregate amount of $1,200,000, with small business borrowers. The loans pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against the loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. One of the loans has an annual facility fee, which is being amortized into income over one year. The term of the loans range from two to three years, with no prepayment penalty and generally pay interest only in year one. The loans are secured by the assets of the borrower.

Subsequent to December 31, 2018 and through April 15, 2019, Worthy Lending has entered into several additional agreements utilizing the proceeds from the sale of Worthy Bonds, including:

•

in January 2019, Worthy Lending entered into a $170,000 loan receivable agreement with a small business based in the United States. The terms are similar to the loan receivable agreements entered into during 2018 described earlier in this section;

•	in February 2019, it invested $200,000 in two privately held real estate investment trusts (REITs), and it invested an additional $200,000 in fixed income marketable securities;
•	in March 2019, it invested $175,000 in a loan secured by a first mortgage in real estate located in Florida; and
•	in April 2019, it invested $204,000 in a loan secured by a first mortgage in real estate located in Florida.

———————

1 If put is for more than $50,000, holder must give us 30 days prior written notice.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to our competitors:

We are part of the Worthy community. The Worthy App is targeted to the millennials who are part of the fastest growing segment of our population. They have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. This Worthy App provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

Sales independent of the Worthy App. Investors may subscribe for Worthy Bonds directly from Worthy Peer and do not need to rely on the Worthy App.

Regulation Crowdfunding Offering

In addition to the capital raise being undertaken by Worthy Peer in its Regulation A+ offering described earlier in this section, in July 2018, we launched a crowdfunding offering pursuant to Section 4(a)(6) of the Securities Act and Regulation Crowdfunding (the “Offering”). The Offering was conducted on the crowdfunding portal assessable at www.startengine.com and each subdomain thereof, which is owned by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”) and operated by StartEngine Crowdfunding and its wholly-owned subsidiary StartEngine Capital, LLC. At December 31, 2018 we raised net proceeds of $169,905 through the Offering in exchange for the issuance of 40,000 shares of our common stock. The proceeds received were net of costs incurred in connection with the Offering. Since December 31, 2018 we have raised an additional $71,790 in net proceeds in the Offering through the issuance of an additional 14,358 shares of our common stock. The Offering was terminated in February 2019.

Employees

We have 10 full-time employees, together with one independent contractor who provides a substantial portion of his time to us. The following table provides the annual compensation for each of our executive officers during 2018.

Name	Total Compensation Received in 2018
Sally Outlaw	$77,500

Alan Jacobs	$90,000

Jang Centofanti	$23,400

THE TEAM

Our executive officers and directors are as follows:

Name	Age	Positions

Sally Outlaw	56	Chief Executive Officer, President, Co-Founder, Director

Alan Jacobs	77	Executive Vice President, Chief Strategy Officer, Director

Jungkun “Jang” Centofanti	51	Vice President, Operations, Secretary

Dara Albright	49	Director

Stefanie Crowe	50	Director

Todd Lazenby	53	Director

Sally Outlaw. Ms. Outlaw, a life-long entrepreneur who is passionate about opening up economic opportunity for all, has served as an officer and director of our company since founding it in 2016. Ms. Outlaw is also an officer and director of Worthy Peer. For more than the past five years she has been very active in the promulgation of the crowd funding rules and regulations. Since October 2010 she has been the president of Peerbackers LLC, which was engaged in all aspects of crowd funding. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC Registered Investment Advisor.

Alan Jacobs. Mr. Jacobs, who has more than 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies, has been an officer and director of our company since 2016. Mr. Jacobs is also an officer and director of Worthy Peer and Worthy Lending. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College and law degree from Columbia University. He has been a director of SSTI, Inc. since 2015.

Jungkun (“Jang”) Centofanti. Ms. Centofanti, who has more than 25 years of operational and management experience in a variety of consumer services industries including hospitality, banking and education, as been an officer of our company since 2017. Ms. Centofanti also serves as an officer of Worthy Lending. Since September 2016 she has been Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company. Since January 2017 she has served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale.

Dara Albright. Ms. Albright has been a director of our company since 2016. A recognized speaker, writer and influencer on topics covering financial disruption, FinTech, RegTech, Digital/Crowd-Finance, she has been Chief Executive Officer of Dara Albright Media since 2011.

Stefanie Crowe. Ms. Crowe has been a director of our company since April 2019. She is a wealth advisory and banking veteran, an entrepreneur and an angel investor. She is a Co-Founder and General Partner of The JumpFund, an angel fund supporting female-led ventures. She serves as Director of Wealth, Knowledge & Happiness for Stone Bridge Asset Management, a registered investment advisor based in Chattanooga, TN. After years with Bank of America/US Trust advising affluent families with wealth-building strategies including trust and estate management, investments, private banking and charitable planning, Ms. Crowe joined a de novo bank which facilitated a successful exit in 2015. While there, she launched their Trust & Wealth division and later directed the bank’s marketing, communications, investor relations, community relations and strategic planning efforts. Ms. Crowe obtained her BA in Anthropology from The University of Notre Dame and her MBA from University of Tennessee at Chattanooga. She is a frequent presenter on topics of wealth-building, entrepreneurship, leadership and community-building and she has served on well over a dozen non-profit boards.

Todd Lazenby. Mr. Lazenby has been a director of our company since April 2019. Mr. Lazenby is the founder of Victory Partners bringing over 25 years of private equity, investment banking, and corporate finance experience to the firm, having held increasing senior level positions in start-ups, mid-sized and Fortune 500 companies. He has built an investment and advisory firm catering to wealthy families and family offices that has made control investments in companies comprising over $300 million in enterprise value and has arranged and overseen in excess of $3.0 billion in capital markets and mergers and acquisitions transactions. Prior to founding Victory Partners, Mr. Lazenby was the Managing Partner of Summit Capital Partners, LLC based in Los Angeles, CA, then the managing partner of WP Capital Partners, L.P. based in Dallas, TX, both merchant banking firms representing middle market companies on a national basis. He holds a MS in Finance from Stanford University Graduate School of Business, a MBA and a BS in Communications from Florida State University, and a BSBA from Barry University.

Related Party Transactions

We sublet office space on a month to month basis from an officer of the Company and it has not yet been necessary to lease or acquire any other facilities and equipment. Beginning in October of 2018, we began paying rent to the landlord directly, for our share of the space, although we are still sub-leasing through the officer. The monthly rent is approximately $1,700.

We are obligated to reimburse one of our officers for advancing us funds to cover costs such as filing fees and organizational expense. The balance due is $1,096 and $1,097 at December 31, 2018 and 2017, respectively, and is due on demand, unsecured and interest free. This amount was paid back subsequent to December 31, 2018.

During 2018 Ms. Outlaw converted $48,000 we owed her for prior advances to our company into shares of our common stock.

OWNERSHIP AND CAPITAL STRUCTURES; RIGHTS OF THE SECURITIES

Ownership

The table below sets forth information as of April 15, 2019, for each person who is the beneficial owner of 20% or more of our outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	Class of voting securities	Number of Shares	% of Voting Power

Sally Outlaw	common stock	437,426	35.2%

Capital Stock

Our authorized capital is 10,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of blank check preferred stock, par value $0.0001 per share. At April 15, 2019, there were 1,241,742 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting rights. The holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders.

Dividend rights. Subject to preferences that may be granted to any then outstanding preferred stock, holder of shares of our common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distribution to the stockholders. The payment of dividends on our common stock will be a business decision to be made by our Board of Directors from time to time based upon the results of our operations, our financial condition and any other factors that our Board of Directors considers relevant. Payment of dividends on our common stock may be restricted by law and by loan agreements, indentures and other transactions entered into by us from time to time. We have never paid a dividend on our common stock and we do not intend to pay dividends in the foreseeable future, which means that stockholders may not receive any return on their investment from dividends.

Rights to Receive Liquidation Distributions. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock and any additional classes of preferred stock that we may designate in the future.

Preferred Stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Stock Option Plan

During 2017, our Board of Directors approved a stock option plan for the issuance of up to 200,000 options. During 2018, we issued 106,400 stock options to three employees.

Convertible Notes

In January 2017, we issued a convertible note payable to a shareholder in the amount of $25,000. The note provided for interest at 9% and matured on January 17, 2019. At maturity, we issued 13,625 shares of common stock for the conversion of this convertible note payable.

During the year ended December 31, 2018, we issued nine convertible notes payable in the amount of $425,000. Subsequent to December 31, 2018, we sold an additional $260,000 of 9% convertible notes. The notes bear interest at 9% and mature in three years from the issuance date. At any time prior to the maturity date that we completed “Qualified Financing,” the principal amount outstanding and all accrued but unpaid interest due is automatically converted into conversion shares at a discount ranging from 20% to 25% to the Qualified Financing valuation with conversion cap of $5,000,000 without any further action of the noteholder. A “Qualified Financing” is defined as an offering of our equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event we dos not have a Qualified Financing prior to the maturity date, holder has the option at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000. Holders of convertible notes have no rights as stockholders of our company, including the right to vote, until such time as the notes are converted into shares of our common stock in accordance with their respective terms.

What It Means to be a Minority Holder

A minority stockholder of shares of our common stock has a limited ability, if at all, to influence our policies and any other corporate matter, including the election of directors, changes to our corporate governance documents, additional issuances of securities, company repurchases of securities, a sale of the Company or the assets of the Company, or transactions with related parties.

Dilution

Investors should understand the potential for dilution. Each investor’s stake in the Company could be diluted due to the Company issuing additional shares of capital stock. In other words, when the Company issues more shares, the percentage of the Company that an investor owns will decrease, even though the value of the Company may increase. An investor will own a smaller piece of a larger company. The increases in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible notes, preferred shares or warrants) into common stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution with a reduction in the amount earned per share (although this typically occurs only if we offer dividend and most early stage companies are unlikely to offer any dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most likely occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings.

If an investor is making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control and earnings per share.

Restrictions on Transfer

For the one-year period following issuance of shares of the Company’s common stock in the Offering, such shares may not be transferred, unless such securities are transferred:

•	to the Company;
•	to an accredited investor;
•	as part of an offering registered with the SEC; or
•

to a member of the original purchaser’s family or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection it the death or divorce of the purchaser or similar circumstance.

The term “accredited investor” means any person who becomes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of securities to that person.

The term “member of the family of the investor or equivalent” includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. the term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

FINANCIAL STATEMENTS AND FINANCIAL CONDITIONS; MATERIAL INDEBTEDNESS

Financial Statements

Our unaudited consolidated financial statements for the year ended December 31, 2018 and 2017 can be found starting on page F-1 of this Annual Report. These consolidated financial statements are unaudited but have been certified by our Chief Executive Officer to be true and complete in all material respects.

Financial Condition

Operating Results

In 2018 our revenues included revenues from interest income, as well as loan fees, as compared to revenues solely from interest income in 2017, which reflects our deployment of a portion of the proceeds from the sale of Worthy Bonds in 2018 to make loans and other permissible investments. Interest income represents interest we earn on investments and cash on deposit. Loan fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our consolidated statement of operations. Loan fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan. For the year ended December 31, 2018, interest on investments and cash was $35,461, while non-interest income was $12,015. We did not have any non-interest income in 2017.

Our total non-interest expenses includes general and administrative expenses, as well as certain additional one-time expenses in 2018. Our general and administrative expenses increased substantially in 2018 as compared to 2017 which represents the growth of our company during 2018. This increase is primarily attributable to increases of approximately $34,000 in marketing expenses, approximately $56,000 in compensation expense, approximately $38,000 in professional fees and approximately $24,000 in technology support costs during 2018 as compared to 2017. During 2019 we expect our general and administrative expenses to continue to increase as a result of the continued expansion of our operations and sales of our Worthy Bonds. However, we are unable at this time to quantify these expected increases.

During 2018 we also recognized a non-cash loss of $39,680 on the conversion of a convertible note by an officer of the Company, and interest expenses of $11,059 on our outstanding convertible notes. We did not have comparable expenses in 2017.

During 2018, our subsidiary Worthy Peer sold approximately $2.8 million of Worthy Bonds and during 2018 approximately $369,000 of bonds were redeemed. These bonds have a three year term and accrue interest at 5%. During 2018 we incurred $27,297 in interest on the Worthy Bonds. We did not have any comparable interest expense during 2017. As with the expected increases in our operating expenses, we also expect our interest expense will increase in 2019 as we sell additional Worthy Bonds.

Until such time as we begin generating significant revenues, if ever, we expect to continue to report net losses.

Liquidity and Capital Resources

At December 31, 2018, we had a working capital deficit of $1,101,764 as compared to working capital of $189,694 at December 31, 2017. Our current assets increased substantially at December 31, 2018 as compared to December 31, 2017 which reflects cash on hand from the sale of shares of our common stock in the Offering and sales of Worthy Bonds during the 2018 period. Our current liabilities also increased substantially in the 2018 period as compared to the 2017 period which is principally related to the liabilities associated with the Worthy Bonds.

Net cash used in operating activities for 2018 was approximately $605,000 as compared to approximately $342,000 for 2017. In both periods cash was used primarily to fund our losses. Net cash provided by investing activities was approximately $1,200,000 in 2018 which represented proceeds from sales of Worthy Bonds, net of redemptions and loans made, as compared to a $560 used in investing activities in 2017 representing the purchase of intangibles. Net cash provided by financing activities in 2018 was approximately $560,000, which primarily represented proceeds from the sale of our common stock in the Offering and issuances of convertible notes as compared to approximately $604,000 for 2017, which principally represented proceeds from the sale of common stock.

Going Concern and Management’s Plans

The Company is dependent upon proceeds from sales of convertible debt and equity for working capital, and has incurred operating losses since inception. The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Throughout the next 12 months, the Company intends to fund its operations, including the payment of interest on the Worthy Bonds, with funding from sales of convertible debt and/or equity. The Company, however, is not a party to any binding agreement for the sale of convertible debt and/or equity. If the Company cannot raise any additional short-term capital, the Company may consume all of its cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of the Company’s planned development, which could harm its business, financial condition and operating results. The unaudited consolidated balance sheet does not include any adjustment that may result from these uncertainties.

Indebtedness

Since inception, the Company has funded a portion of its operations through capital received from the issuance of convertible promissory notes and, during 2018, from the sale of Worthy Bonds. The following table provides information on the material indebtedness of the Company at December 31, 2018:

Type	Principal Amount	Interest Rate	Maturity Date	Other Material Terms

Convertible Notes (1)	$425,000	9%	Three years from the issuance date

At any time prior to the maturity date the principal amount outstanding and all accrued but unpaid interest due is automatically converted into conversion shares at a discount ranging from 20% to 25% to the Qualified Financing valuation with conversion cap of $5,000,000 without any further action of the noteholder.

Worthy Bonds (2)	$2,800,000	5%, subject to our option to increase the interest rate up to an additional 1% per annum	Three years from the date of issuance	Renewable at the option of the bond holder; may be subject to a put by the holder at a 1% discount; subject to a call by Worthy Peer.

———————

(1)	Excludes an additional $260,000 principal amount 9% convertible notes issued and sold between January 1, 2019 and the date of this report which have substantially the same terms and conditions.
(2)	Excludes an additional $4,313,542 principal amount of Worthy Bonds issued and sold between January 1, 2019 and the date of this report, net of redemptions of $1,283,298.

Exempt Offerings

The Company, including its Worthy Peer subsidiary, has conducted the following exempt offerings within the past three years:

Date of offering	Exemption Relied Upon	Securities Offered	Amount Sold	Use of Proceeds

January 2017	Section 4(a)(2) of the Securities Act	9% convertible note	$25,000	working capital

June 2017	Section 4(a)(2) of the Securities Act	common stock	$599,995	working capital

January 2018 through April 15, 2019	Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act	9% convertible notes	$660,000	working capital

July 2018 through February 2019	Regulation Crowdfunding	common stock	$271,790	working capital

January 2018 through April 15, 2019	Regulation A of the Securities Act	Worthy Bonds issued by Worthy Peer	$5,600,000	loans, other permissible investments and working capital

Valuation

We have not received an independent third party valuation of the Company. Our Board of Directors previously established a valuation of $5,920,530 for the Offering based upon a reasonable increase from a June 2017 equity financing by an accredited investor at a valuation of approximately $3,730,000 before our Worthy App was developed, before Worthy Peer’s Regulation A offering of Worthy Bonds was qualified by the SEC and prior to the sale of any Worthy Bonds. We expect that our valuation will increase as our Worthy App user base increases and as the Worthy Bonds are sold in conjunction with and independent of our Worthy App. Our value will be based primarily on the “spread” between the interest costs on the Worthy Bonds and our anticipated 13% income on the loans we make using a portion of the bond proceeds.

PLAN OF OPERATIONS

In addition to continuing to deploying the capital raised through the sale of Worthy Bonds, during 2019 our plan of operations includes:

•	growing the Worthy community;
•	marketing the Worthy Bonds and other products through digital and other social networking channels;
•	establish strategic relationship with lending platforms;
•	establish strategic relationships with service providers; and
•	marketing the Worthy Bonds through large membership organizations.

REGULATORY INFORMATION

The Company is:

•	organized under, and subject to, the laws of a state or territory of the United States or of the District of Columbia;
•	not subject to the requirements to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	not an investment company registered or required to register under the Investment Company Act of 1940;
•	not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding; and
•	not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

The Company has not previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding.

Disqualification

Neither the Company nor any of its officers or directors is disqualified from relying on Regulation Crowdfunding.

Annual Report

The Company will file a report electronically with the SEC annually and post the report on its website no later than April 30 each year (or the following business day if April 30 falls on a Saturday, Sunday or holiday). Once posted, the annual report may be found on the Company’s website at www.worthy.us. The Company has not previously failed to comply with any ongoing reporting requirements of the SEC.

The Company must continue to comply with the ongoing reporting requirements until:

•	it is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
•	it has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
•	it has filed at least three annual report pursuant to Regulation Crowdfunding;
•

it or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

•	it liquidates or dissolves its business in accordance with state law.

Compliance Failure

The Company has not previously failed to comply with the requirements of Regulation Crowdfunding.

FINANCIAL STATEMENTS INDEX

Worthy Financial, Inc. Consolidated Financial Statements (unaudited)	F-2
Annual Report Financial Statements Certification	F-16

Worthy Financial, Inc. and Subsidiaries

Consolidated Balance Sheets

Unaudited

	December 31,	December 31,
	2018	2017
ASSETS

Current Assets
Cash	$1,461,313	$284,872
Interest receivable	3,200	$—
Prepaid expense	1,249	—
Stock subscription receivable	10,378	—
Total Current Assets	1,476,140	284,872

Other Assets
Loans receivable	1,200,000	—
Intangible assets, net	10,036	12,772
Total Other Assets	1,210,036	12,772

TOTAL ASSETS	$2,686,176	$297,644

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Bond liabilities	$2,422,189	$—
Accounts payable	62,145	5,969
Accrued expenses	16,780	—
Accrued payroll	—	78,697
Deferred revenue	38,045	—
Accrued interest	37,649	2,250
Due to related party	—	7,165
Advances from officer	1,096	1,097
Total Current Liabilities	2,577,904	95,178

Long-Term Liabilities
Convertible notes payable	425,000	25,000
Total Liabilities	3,002,904	120,178

Commitments and contingencies (note 9)	—	—

Shareholders' Equity (Deficit)
Preferred Stock, par value $0.0001, 2,000,000 shares authorized, and 0 shares issued and outstanding at December 31, 2017 and 2016	—	—
Common Stock, par value $0.0001, 10,000,000 shares authorized, and 1,241,742 and 1,184,106 shares issued and outstanding, at December 31, 2018 and 2017, respectively	124	118
Additional paid-in capital	956,595	644,955
Accumulated deficit	(1,273,447)	(467,607)
Total Shareholders' Equity (Deficit)	(316,728)	177,466

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$2,686,176	$297,644

The accompanying notes are an integral part of these consolidated financial statements

These financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Operations

Unaudited

	Year ended December 31, 2018	Year ended December 31, 2017

Interest Income
Interest on investments and cash	$37,674	$2,191
Total interest income	37,674	2,191

Interest expense
Interest expense on short term bonds	27,297	—
Total interest expense	27,297	—

Net interest income	10,377	2,191

Non-Interest Income
Loan fees	12,015	—
Total non-interest income	12,015	—

Non-Interest expenses
General and administrative expenses	777,493	348,875
Loss on debt conversion	39,680	—
Interest on convertible notes payable	11,059	—
Total non-interest expenses	828,232	348,875

Loss Before Income Taxes	(805,840)	(346,684)

Less Provision for Income Taxes	—	—

Net Loss	$(805,840)	$(346,684)

Earnings per common share (basic and diluted):

Net loss per common share	$(0.67)	$(0.32)
Weighted average number of shares outstanding	1,200,084	1,089,245

The accompanying notes are an integral part of these consolidated financial statements

These financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

Worthy Financial Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity (Deficit)

For the Years Ended December 31, 2018 and 2017

Unaudited

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 31, 2016	983,750	$98	$39,980	$(120,923)	$(80,845)

Common shares issued for cash	190,356	19	599,976	—	599,995

Common shares issued for services	10,000	1	4,999	—	5,000

Net loss	—	—	—	(346,684)	(346,684)

Balance at December 31, 2017	1,184,106	$118	$644,955	$(467,607)	$177,466

Common shares issued for cash, net of fees of $19,717	40,000	4	169,901	—	169,905

Officer debt exchanged for common stock	17,636	2	88,176	—	88,178

Officer debt forgiveness	—	0	6,605	—	6,605

Vesting of common stock options	—	0	46,958	—	46,958

Net loss	—	—	—	(805,840)	(805,840)

Balance at December 31, 2018	1,241,742	$124	$956,595	$(1,273,447)	$(316,728)

The accompanying notes are an integral part of these consolidated financial statements

These financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

Worthy Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Unaudited

	Year ended December 31, 2018	Year ended December 31, 2017

Cash flows from operating activities:
Net loss	$(805,840)	$(346,684)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Stock based compensation	46,958	5,000
Loss on debt conversion	39,680	—
Amortization expense	2,736	1,840
Changes in working capital items:
Prepaid expense	(1,249)	—
Interest receivable	(3,200)	—
Accrued payroll	(78,697)	41,197
Due to affiliate	—	561
Accrued interest	35,399	2,250
Accrued expenses	16,780	—
Deferred interest income	38,045	—
Accounts payable	104,113	(45,912)
Net cash used in operating activities	(605,276)	(341,748)

Cash flows from investing activities:
Proceeds from bonds	2,790,867
Redemption of bonds	(368,678)
Loans receivable	(1,200,000)
Purchase of intangibles	—	(560)
Net cash used in investing activities	1,222,189	(560)

Cash flows from financing activities:
Proceeds / repayments from/to shareholders	—	(10,000)
Stock subscription receivable	(10,378)	—
Proceeds / repayments from officer	—	(11,325)
Proceeds from convertible notes payable	400,000	25,000
Proceeds from sale of stock	169,906	599,995
Net cash provided provided by financing activities	559,528	603,670

Net change in cash	1,176,441	261,362
Beginning cash	284,872	23,510
Ending cash	$1,461,313	$284,872

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Supplemental Non-Cash Investing and Financing Information
Officer debt converted to common stock	$88,178	$—

The accompanying notes are an integral part of these consolidated financial statements

These financial statements have not been subjected to an audit or review or compilation engagement, and no assurance is provided on them

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Financial, Inc., a Delaware corporation, (the “Company,” “WFI”, “we,” or “us”) was founded February 24, 2016. We are an early stage company, which, through Worthy Lending, LLC, (“WL”) a wholly owned subsidiary of our wholly owned subsidiary Worthy Peer Capital, Inc., (“WPC”) loans or participates in secured loans, primarily to small business borrowers. We offer the Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website.

We own a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. Through the Worthy App, owned and operated by the Company, we may in the future also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling. We also market and sell our Worthy Bonds directly to investors.

On August 27, 2018, the Company through its subsidiary WPC organized Worthy Lending, LLC, a Delaware limited liability company, as a wholly owned subsidiary.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations for the years ended December 31, 2018 and 2017. The net losses incurred in 2018 and 2017 have resulted in an accumulated deficit of approximately $1,270,000 at December 31, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of these consolidated financial statements. During 2019, the Company continues to incur losses, however, the process of obtaining approval of a Form 1-A Regulation A Offering Statement to qualify the Worthy Bonds has been completed, through our wholly owned subsidiary Worthy Peer Capital, Inc. and we have starting making interest bearing loans, through Worthy Lending, LLC with the funds received from Bonds sold.

In response to the losses incurred in 2018 and 2017, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $1,460,000 at December 31, 2018. This cash was obtained primarily through the sale of common stock, convertible promissory notes and through the sale of our Worthy Bonds.

No assurances can be given that the Company will achieve success without seeking additional financing. There is no assurance additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Peer Capital, Inc. and its wholly owned subsidiary Worthy Lending, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include the allowance for loan and interest receivables, estimate of our internal labor based loan origination costs, assessing impairment of long-lived assets, valuation of share based payments and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Marketable Securities

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Marketable securities consist of investments in mortgage backed securities purchased subsequent to December 31, 2018. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its marketable securities as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. The Company classifies marketable securities available to fund current operations as current assets on its consolidated balance sheet. Marketable securities are classified as long-term assets on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least one year and (ii) the contractual maturity date of the investments is greater than one year. Marketable securities are recorded at fair value, with unrealized gains and losses included as a component of other income and expenses in the statement of operations. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis. There were no realized gains or losses on marketable securities for the years ended December 31, 2018 or 2017. There were no marketable securities that had been in an unrealized loss position for more than 12 months as of December 31, 2018 or 2017.

The Company reviews marketable securities for other-than-temporary impairment whenever the fair value of a marketable security is less than the amortized cost and evidence indicates that a marketable security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the marketable security, or if it is more likely than not that the Company will be required to sell the marketable security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Cost Method of Accounting for Investments

Investments in equity securities that do not have readily determinable fair values and do not qualify for consolidation or the equity method are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company’s proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Other than temporary impairments to fair value are charged against current period income. Our investments in privately held entities are primarily accounted for under the cost method.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses. Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for credit losses, which could impact future periods.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the year-ended December 31, 2018 or 2017.

Intangible Assets

Software Costs

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining computer software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use computer software. Capitalized software costs are included in intangible assets on our consolidated balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which is 5 years.

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Indefinite life assets not subject to amortization are tested for impairment at least annually.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company has $425,000 of convertible notes payable that are convertible into approximately 85,000 common shares at December 31, 2018 and $25,000 of convertible notes that are convertible into approximately 5,000 shares at December 31, 2017. The Company also has 106,400 stock options outstanding at December 31, 2018. These are not presented in the consolidated statements of operations as the effect of these shares is anti- dilutive.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In February 2016, the FASB issued authoritative guidance, which is included in ASC 842, "Leases." This guidance requires lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This guidance is effective for the Company as of January 1, 2019. The Company has determined that this standard will not have a material impact on its consolidated financial statements as of March 2019.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. This guidance is effective for the Company as of January 1, 2019. Based on the completed analysis, the Company has determined the adjustment will not have a material impact on the consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. LOANS RECEIVABLE

Commencing in September of 2018, the Company, through its wholly owned subsidiary WL, loaned funds under three loan agreements for an aggregate amount of $1,200,000, with small business borrowers based in the United States. The balance due the Company at December 31, 2018 is $1,200,000. The loans pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. One of the loans has an annual facility fee, which is being amortized into income over one year. The term of the loans range from two to three years, with no prepayment penalty and generally pay interest only in year one. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales. There was no loan allowance required at any time during the year ended December 31, 2018 or at December 31, 2018.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 6. BOND LIABILITIES

On January 4, 2018, the Regulation A+ Offering Statement of our wholly owned subsidiary WPC was declared qualified by the Securities and Exchange Commission allowing for the sale by WPC, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds (the “Worthy Bonds”).

During the year ended December 31, 2018, the WPC sold approximately $2,800,000 of Worthy Bonds. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and are subject to a call by WPC at any time. WPC has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $24,000 of accrued interest related to these outstanding bonds at December 31, 2018. During the year ended December 31, 2018, approximately $370,000 of bonds, principal and interest were redeemed. The Worthy Bond liabilities balance at December 31, 2018 was $2,422,190.

NOTE 7. INTANGIBLE ASSETS

The following tables set forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2018:

	December 31, 2018
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,807	$(4,596)	$9,211
Trademark	Indefinite	825	—	825
		$14,632	$(4,596)	$10,036

Amortization expense, amounted to approximately $2,800 and $1,800 for the years ended December 31, 2018 and 2017, respectively.

The following tables set forth the intangible assets, both acquired and developed, including accumulated amortization as of December 31, 2017:

	December 31, 2017
			Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Capitalized software	5 years	$13,787	$(1,840)	$11,947
Trademark	Indefinite	825	—	825
		$14,612	$(1,840)	$12,772

NOTE 8. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the Company funds to cover costs such as filing fees and organizational expense. The balance due is $1,096 and $1,097 at December 31, 2018 and 2017, respectively, and is due on demand, unsecured and interest free. This amount was paid back subsequent to December 31, 2018.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 9. CONVERTIBLE NOTES PAYABLE

In January of 2017, the Company issued a convertible note payable to a shareholder in the amount of $25,000. The note bears interest at 9% and matured on January 17, 2019, see note 14 subsequent events. At any time on or prior to maturity date, upon five days prior notice to the Company the outstanding principal amount of the note and all accrued but unpaid interest due is convertible at the option of the lender into shares of common stock at a pre-conversion valuation of $2,500,000. In the event that the Company shall have a qualified financing, a qualified financing is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $1,000,000, the holder shall be required to convert the principal amount of the note plus accrued interest into shares of the Company’s common stock at a discount of 40% of the qualified offering. For purpose of the mandatory conversion the enterprise value of the Company shall be deemed to be not more than $2,500,000.

Accrued interest was $2,250 as of December 31, 2017.

During the year ended December 31, 2018, the Company issued nine convertible notes payable in the amount of $425,000. The notes bear interest at 9% and mature in three years from the issuance date. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount ranging from 20% to 25%.to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

Accrued interest was $37,649 as of December 31, 2018.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Lease commitments

The Company sublets office space from an officer of the Company and it has not yet been necessary to lease or acquire any other facilities and equipment. Beginning in October of 2018, the Company began paying rent to the landlord directly, for its share of the space, although the Company is still sub-leasing through the officer. The monthly rent is approximately $600.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

NOTE 11. EQUITY

On February 24, 2016, the Company was founded with the issuance of 733,750 shares of our common stock to several individuals for $78 in cash.

The Company has authorized 10 million shares of common stock and 2 million shares of preferred stock.

No preferred shares have been issued.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

During the year ended December 31, 2017, the Company received cash from the sale of 190,356 shares of common stock for an aggregate $599,995.

Also, during the year ended December 31, 2017, the Company issued 10,000 shares of common stock to a consultant. These shares were valued at $5,000, the fair market value on the date of issuance, based on a contemporaneous cash sale.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 12,000,000 from 50,000,000 of which 10,000,000 shall be common and 2,000,000 shall be preferred. No preferred shares have been issued.

During 2018, the Company sold 40,000 shares of Common Stock at $5.00 per share to individual investors pursuant to SEC Regulation Crowd Funding. Through December 31, 2018 the Company received net proceeds of $169,905. The Company paid $19,717 in fees and $10,378 is in an escrow account.

During 2018, the Company issued 17,636 shares of common stock to an officer of the Company in exchange for debt. The Company recognized $39,680 of loss on debt conversion from this transaction.

During 2017, the Company’s Board of Directors approved a stock option plan for the issuance of up to 200,000 options. During 2018, the Company issued 106,400 stock options to three employees.

Stock Options

A summary of the Company’s stock options as of and for the year ended December 31, 2018 are as follows:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life

Outstanding at December 31, 2017	—	$—	$—	—

For the year ended December 31, 2018:
Granted	106,400	2.75	$1.32	8.12

Outstanding at December 31, 2018	106,400	$2.75	$1.32	8.12

Outstanding and Exercisable at December 31, 2018	35,467	$2.75	$1.32	8.12

The following information applies to options outstanding at December 31, 2018:

Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Number Exercisable	Exercise Price
$2.75	106,400	8.12	35,467	$2.75
	106,400	3.61	35,467

At December 31, 2018 there was $93,916 of unrecognized compensation cost related to stock options, with expense expected to be recognized ratably over the next 2 years.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 12. INCOME TAXES

For the year ended December 31, 2018 and 2017, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of net operating loss carry forwards.

The components of the net deferred tax assets for the year ended December 31, 2018 and 2017 are as follows:

	Year ended December 31, 2018	Year ended December 31, 2017
Net Operating Loss Carry Forward	$313,000	$115,000
Less: Valuation allowance	(313,000)	(115,000)
Net deferred tax asset	$—	$—

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% and the actual tax provisions for the years ended December 31, 2018 and 2017.

	2018	2017

Expected provision (benefit) at statutory rate	(21.0)%	(35.0)%
State taxes	(3.6)%	(3.6)%
Change in federal rate	—%	14%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2018 and December 31, 2017 the Company had Federal net operating loss carryforwards of approximately $1,270,000 and $468,000, respectively. The net operating loss at December 31, 2017 of approximately $468,000 will expire in 2037. The remaining balance of approximately $802,000 can be carried forward indefinitely subject to annual usage limitations.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (Act). The Act makes significant modifications to the provisions of the Internal Revenue Code, including but not limited to, a corporate tax rate decrease to 21% effective as of January 1, 2018. The Company’s net deferred tax assets and liabilities have been revalued at the newly enacted U.S. Corporate rate in the year of enactment.

NOTE 13. RELATED PARTIES

The Company sublets office space from an officer of the Company and it has not yet been necessary to lease or acquire any other facilities and equipment. Beginning in October of 2018, the Company began paying rent to the landlord directly, for its share of the space, although the Company is still sub-leasing through the officer. The monthly rent is approximately $600.

The Company has a loan from an officer of the Company, see note 8.

WORTHY FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 14. SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company sold an additional $260,000 of 9% convertible notes, with a maturity date of three years. At any time prior to the maturity date that the Company shall have completed a Qualified Financing, the principal amount outstanding and all accrued but unpaid interest due shall be automatically converted into conversion shares at a discount ranging from 20% to 25%.to the qualified offering financing valuation with conversion cap of $5,000,000 without any further action of the lender. A qualified offering is defined as an offering of the Company’s equity securities or convertible notes with net proceeds of not less than $3,000,000, either in a single transaction or in a series of transactions which close within six months of each other. In the event the Company does not have a qualified offering prior to the maturity date, holder shall have the option, at the maturity date to convert the principal amount of the note, plus accrued interest, into common shares at a pre-conversion valuation of $5,000,000.

Worthy Bond sales subsequent to December 31, 2018, through March 27, 2019 were approximately $2,500,000, while bond redemptions were approximately $600,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability.

In January of 2019, the Company issued 13,625 shares of common stock for the conversion of a $25,000 convertible note payable.

In January of 2019, the Company, through its wholly owned subsidiary WL entered in to a $170,000 loan receivable agreement with a small business based in the United States. All terms are similar to the loan receivable agreements entered in to during the year ended December 31, 2018, see footnote 5.

In February of 2019, the Company, through its wholly owned subsidiary WL invested $200,000 in 2 privately held Real Estate Investment Trusts (REIT). Also, in February of 2019, the Company, through its wholly owned subsidiary WL invested $200,000 in fixed income marketable securities

In March of 2019, the Company, through its wholly owned subsidiary WL invested $175,000 in a loan secured by a mortgage in the real estate, located in Florida. Also, in March of 2019, the Company, through its wholly owned subsidiary WL lent an additional $50,000 to an existing borrower.

In April of 2019, the Company issued 26,600 stock options.

The Company has evaluated these consolidated financial statements for subsequent events through April 5, 2019, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

WORTHY FINANCIAL, INC.

ANNUAL REPORT FINANCIAL STATEMENT CERTIFICATION

I, Sally Outlaw, certify that the consolidated financial statements of Worthy Financial, Inc. included in this Form are true and complete in all material respects.

/s/ Sally Outlaw
Sally Outlaw,
Chief Executive Officer
April 22, 2019